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                                                                      EXHIBIT 15

Property Trust of America
El Paso, Texas

Ladies and Gentlemen:

Re: Registration Statement No. 33-87184

  With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated October 24, 1994, July 27, 1994, and April 22, 1994 related to our reviews of interim financial information.

  Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

                                          KPMG Peat Marwick LLP

El Paso, Texas

February 9, 1995